  Exhibit 99.1

September 23, 2011

Re: ICON Income Fund Nine, LLC (“Fund Nine”)

Dear Registered Representative,

    As you are aware from previous correspondence, Fund Nine entered into its Liquidation Period on May 1, 2008.  During the Liquidation Period, distributions will fluctuate as the portfolio winds down. One of Fund Nine’s remaining assets is an investment in North Sea (Connecticut) Limited Partnership ("North Sea"), which entitles Fund Nine to receive proceeds from the litigation with Rowan Companies, Inc. ("Rowan") regarding the Rowan Halifax mobile offshore jack-up drilling rig, which was destroyed in 2005 as a result of Hurricane Rita.  On July 22, 2011, an agreement was reached to settle all claims related to the dispute with Rowan regarding, among other things, the value of the rig and the amount of insurance Rowan was required to maintain on the rig.  The agreement provides for an approximately $27.5 million payment to North Sea in settlement of all claims of the parties, of which Fund Nine’s gross portion is approximately $754,000.  In addition, the settlement ends the uncertainty of the outcome of the case that was pending before the Supreme Court of Texas and the potential for protracted litigation costs associated with the matter.

    We are pleased to inform you that on October 1, 2011, Fund Nine will distribute an aggregate amount of $754,000 of funds received as a result of the settlement agreement to your clients. The distribution represents approximately $7.70 per unit.  The amount and frequency of future distributions may continue to fluctuate and are subject to the final disposition of Fund Nine’s remaining assets.

    Your clients will also receive similar notification from us advising them of the information set forth above.  Should you have any questions please call our Investor Relations Department at 1-800-343-3736.

Sincerely,

ICON Capital Corp.

100 Grossman Drive, Suite 301 Braintree, MA 02184  www.iconinvestments.com

October 1, 2011

Re: ICON Income Fund Nine, LLC (“Fund Nine”)

Dear Investor:

As you are aware from previous correspondence, Fund Nine entered into its Liquidation Period on May 1, 2008.  During the Liquidation Period, distributions will fluctuate as the portfolio winds down. One of Fund Nine’s remaining assets is an investment in North Sea (Connecticut) Limited Partnership ("North Sea"), which entitles Fund Nine to receive proceeds from the litigation with Rowan Companies, Inc. ("Rowan") regarding the Rowan Halifax mobile offshore jack-up drilling rig, which was destroyed in 2005 as a result of Hurricane Rita.  On July 22, 2011, an agreement was reached to settle all claims related to the dispute with Rowan regarding, among other things, the value of the rig and the amount of insurance Rowan was required to maintain on the rig.  The agreement provides for an approximately $27.5 million payment to North Sea in settlement of all claims of the parties, of which Fund Nine’s gross portion is approximately $754,000.  In addition, the settlement ends the uncertainty of the outcome of the case that was pending before the Supreme Court of Texas and the potential for protracted litigation costs associated with the matter.

We are pleased to inform you that on October 1, 2011, Fund Nine will distribute an aggregate amount of $754,000 of funds received as a result of the settlement agreement. The distribution represents approximately $7.70 per unit.  The amount and frequency of future distributions may continue to fluctuate and are subject to the final disposition of the Fund Nine’s remaining assets.

Should you have any questions please call our Investor Relations Department at 1-800-343-3736.

Sincerely,

ICON Capital Corp.

100 Grossman Drive, Suite 301 Braintree, MA 02184  www.iconinvestments.com